Exhibit 99.1
ScottsMiracle-Gro Completes Divestiture of Hawthorne Subsidiary

Sale to Vireo Growth enhances focus on North American consumer lawn and garden business
MARYSVILLE, Ohio, April 9, 2026 – The Scotts Miracle-Gro Company (NYSE: SMG), the leading marketer of branded consumer lawn and garden products in North America, today announced that it has completed the sale of its subsidiary The Hawthorne Gardening Company to Vireo Growth, Inc.
Hawthorne was acquired by Vireo Growth (CSE: VREO; OTCQX: VREOF) in exchange for Vireo shares that are being held by an independent strategic partner and will be reported in the Company’s financial statements among its other investments. The Company also reaffirmed its fiscal 2026 guidance, as the divestiture does not impact the full-year outlook.
“The divestiture of Hawthorne demonstrates further progress toward our strategy to drive long-term growth in our core lawn and garden business,” said Jim Hagedorn, chairman and CEO. “We are focused on making sustained investments to deliver operational efficiencies and groundbreaking innovation while engaging consumers in powerful ways. Additionally, the exclusion of Hawthorne will contribute to our margin recovery and other full-year targets.
“At the same time, we’ve found a good home for Hawthorne that will preserve its upside potential and create opportunities to recapture value from the Hawthorne-related investments we have made over the years.”
Vireo is a licensed operator with a multi-state operating footprint in 10 states, including the largest cannabis markets of California, Florida and New York, with 166 dispensaries and increased capacity for its cannabis cultivation and production.
In connection with the transaction, Vireo has nominated Chris Hagedorn, executive vice president of ScottsMiracle-Gro who has also led the Hawthorne business, for election to its Board of Directors. Upon his successful election, Vireo intends to form a new strategic growth committee that would be chaired by Chris Hagedorn. He is expected to assume an active role working closely with John Mazarakis, Vireo's co-executive chairman and CEO, on the development of growth initiatives. “Vireo has a bold vision for its consumer brands in the cannabis space and for Hawthorne in cultivation supply,” Chris Hagedorn said. “It has strong leadership and a solid balance sheet to see that vision through, and I look forward to working with the team to help shape future strategies.”
In anticipation of the divestiture, the Company classified its results of operations to reflect the Hawthorne business as a discontinued operation effective in its first quarter of fiscal 2026. The Company also provided additional historical financial results reflecting the Hawthorne business as a discontinued operation for each of the quarterly and annual periods comprising fiscal 2024 and 2025. The recast results can be found under the Company’s SEC filings at investor.scotts.com.
Financial and Legal Advisors
Among other advisors to ScottsMiracle-Gro on the Hawthorne transaction, Moelis & Company LLC acted as financial advisor; Skadden, Arps, Slate, Meagher & Flom LLP acted as lead deal counsel; and Torys LLP acted as Canadian counsel.
About ScottsMiracle-Gro
With approximately $3.4 billion in sales, the Company is the leading marketer of branded consumer lawn and garden products in North America. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, Ortho® and Tomcat® brands are market-leading in their categories. For additional information, visit us at www.scottsmiraclegro.com.
For investor inquiries:
Brad Chelton
Vice President Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503
For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864